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                      [NATIONAL AUTO FINANCE COMPANY LOGO]


                                                                      EXHIBIT 99

Contact: Stephen R. Veth
         Vice President, Secretary and General Counsel
         (904) 996-2500

                       NATIONAL AUTO FINANCE COMPANY, INC.
                             ANNOUNCES COMPLETION OF
                             FINANCIAL RESTRUCTURING


JACKSONVILLE, Fla. (April 13, 1999) - National Auto Finance Company, Inc. (Nasdaq/OTC:NAFI) today reported that it has completed a financial restructuring of its Senior Subordinated and Junior Subordinated Notes, resolved certain other issues with its Senior Subordinated Noteholders and Junior Subordinated Noteholders, entered into several loan facilities and arrangements with First Union National Bank, and modified certain of the terms of the insurance guarantee arrangements with Financial Security Assurance, the Company's bond insurer, related to the Company's securitized asset-backed bonds.

More specifically, the agreements and transactions with the Senior Subordinated Noteholders provide for and include, among other things: (1) the waiver of the past defaults and breaches of covenants, representations and warranties, if any, made in connection with the Senior Subordinated Notes; (2) the granting to the Company of the option to pay during the two-year period ending March 31, 2001, fifty percent (50%) of the interest owed on the Senior Subordinated Notes through the issuance of additional senior subordinated notes that are convertible into common stock at the conversion price of $.75 per share; (3) the issuance to the Senior Subordinated Noteholders of 7,071,429 shares of common stock as consideration for the waivers and amendments granted to the Company; and (4) the issuance to those Noteholders that also purchased common stock of the Company at the time of their debt investment an additional 1,178,571 shares of common stock in exchange for the execution and delivery of full and complete releases of any claims arising by virtue of those Noteholders' equity investment. In addition, the Senior Subordinated Noteholders were granted the right to name three additional persons to the Board of Directors of the Company, increasing to six seats their total number of Board representatives, thereby giving them majority control of the Board.

The agreements and transactions with First Union National Bank provide for and include, among other things: (1) the extension of the Company's warehouse line for an additional two years and an increase in the amount the Company may borrow under such facility from $75 million to $85 million; (2) the commitment by First Union to purchase up to $20 million of subordinated asset-backed debt securities in connection with the Company's securitizations; and (3) a revolving credit facility enabling the Company to borrow up to $8 million for working capital purposes, secured by the Company's residual interests in securitizations.

The agreements and transactions with the Junior Subordinated Noteholders provide for and include, among other things: (1) the waiver of the past defaults and breaches under the Junior Subordinated Notes; (2) the granting to the Company of the option to pay during the period ending January 31, 2002 up to one hundred


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percent (100%) of the interest owed on the Junior Subordinated Notes through the issuance of additional Junior Subordinated Notes that are convertible into common stock at the conversion price of $.75 per share; and (3) the granting to the Board designees of the Senior Subordinated Noteholders an irrevocable proxy to vote the 4,230,000 shares of common stock held by National Auto Finance Company, L.P. (a limited partnership controlled by certain of the Junior Subordinated Noteholders) in all matters as to which such shares are entitled to vote.

The agreements and transactions with Financial Security Assurance provide for and include, among other things: (1) the resetting of the cash spread accounts in each of the Company's term asset-backed securitizations that have been guaranteed by Financial Security Assurance for the remaining term of such securitizations, assuming no further performance defaults or servicer defaults (the Company has already funded all such spread accounts above the required level and, therefore, expects to receive in June 1999 from the trustee of each such securitizations a distribution of all amounts previously funded in excess of the required level, anticipated to be approximately $2.5 million); and (2) the resetting of the portfolio performance requirements that, if violated, would constitute a default under the insurance guaranty agreements issued by Financial Security Assurance, to levels that are commensurate to the Company's expected future portfolio performance in each of such securitizations.

 "The consummation of these transactions brings to closure a turbulent year for National Auto Finance Company," said Keith Stein, chief executive officer. "With the closing of this comprehensive restructuring, NAFI is well positioned to execute on its business plan, which includes the resumption of measured growth in our loan originations and the size of our servicing portfolio. We intend to focus our efforts in the geographic regions in which we have historically been strongest, and to continue our highly personalized approach to dealer servicing. We have been successful in generating business through strategic alliances with banks, and expect to pursue new opportunities of a similar nature. We also intend to engage in aggressive marketing strategies to attract third-party client servicing portfolios, thereby fully exploiting our extensive servicing capabilities."

The Company also announced today that it expects to release its earnings for the year ended December 31, 1998, and file its annual report on Form 10-K for such year within the next several days.

This news release contains statements that are forward looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors will be described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and in certain other reports filed by the Company with Securities and Exchange Commission.


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